Exhibit 99.1
For Immediate Release
Microfield Group Announces Strategic Acquisition
Portland, OR – July 21, 2005 – Microfield Group, Inc. (“Microfield”) (OTC Bulletin Board: MICG) announced today that it has acquired Christenson Power Services (“CPS”), whose primary business includes wind farm construction and electrical maintenance and construction of substation distribution and transmission facilities across the United States. CPS provides services to Bonneville Power Administration and other major utilities under long-standing contractual relationships.
“The acquisition of CPS complements Microfield’s existing businesses by expanding our capabilities into the national wind energy market. We have partnered with CPS on many projects throughout the country and believe this acquisition will provide new long-term opportunities for us.” stated Mark Walter, president of Microfield. “We expect the acquisition to be accretive to earnings and position us for additional growth and strategic acquisition opportunities.”
Microfield will acquire CPS for consideration of approximately $5.5 million, including assumption of term debt and issuance of Microfield common stock. CPS’ projected 2005 revenues of approximately $25 million should increase Microfield’s total annualized revenue to more than $60 million.
“We look forward to joining Microfield and leveraging the synergies that exist within the two organizations,” stated Larry Sevy, chief operating officer of CPS. “We believe the wind farm energy installation market is poised for continued growth. Our combined expertise and resources uniquely positions us to capitalize in these related energy markets.”
About Microfield Group, Inc.
Microfield Group, Inc. (“Microfield” or the “Company”) is engaged in the arena of energy related technology products and services. Through its subsidiaries, Microfield offers an array of new technologies for energy production, distribution, and management. Microfield also offers services within other segments including data, telephony and fire/life/security systems. The company’s strategic objective is to grow its customer base and brand value to capitalize on acquisition opportunities and strategic partnerships that broaden its product and service offerings in the energy field. Microfield is headquartered in Portland, Oregon, and its common stock is traded on the OTC Bulletin Board under the symbol “MICG”.
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Forward Looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third-party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Investor Relations Contact:
Jeff Salzwedel
Salzwedel Financial Communications
503.722.7300
Media Contact:
David Dugan
Gard & Gerber
503.552.5008